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                     January 6, 2023

       Kai Cheong Wong
       Chief Executive Officer, President, Director, Secretary and Treasurer AsiaFIN Holdings Corp.
       Suite 30.02, 30th Floor, Menara KH (Promet)
       Jalan Sultan Ismail
       50250 Kuala Lumpur
       Malaysia

                                                        Re: AsiaFIN Holdings
Corp.
                                                            Form 10-KT for the
Transition Period Ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 333-251413

       Dear Kai Cheong Wong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services